Exhibit 10.20

SAKS INCORPORATED

DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

INTRODUCTION		1-1
1.01	Establishment and Name of Plan	1-1
1.02	Intent and Status of Plan	1-1

DEFINITIONS		2-1
2.01	Basic Compensation	2-1
2.02	Board	2-1
2.03	Bonus Compensation	2-1
2.04	Committee	2-1
2.05	Code	2-1
2.06	Compensation	2-1
2.07	Compensation Deferral Agreement	2-1
2.08	Compensation Deferral Date	2-1
2.09	Compensation Deferral Period	2-1
2.10	Corporation	2-1
2.11	Deferred Compensation Account	2-1
2.12	Disability	2-2
2.13	Distribution Date	2-2
2.14	Effective Date	2-2
2.15	Elective Deferal Amounts	2-2
2.16	Employee	2-2
2.17	ERISA	2-2
2.18	Investment Credits	2-2
2.19	Matching Employer Amounts	2-2
2.20	Other Employer Amounts	2-2
2.21	Participant	2-2
2.22	Participating Company	2-2
2.23	Plan	2-2
2.24	Plan Year	2-3
2.25	Stock Grant Account	2-3
2.26	Stock Option Gains	2-3
2.27	Valuation Date	2-3

ELIGIBILITY AND PARTICIPATION		3-1
3.01	Eligibility	3-1
3.02	Participation	3-1
3.03	Termination of Participation for Purposes of Making Deferrals	3-1
3.04	Special Participation for Purposes of Deferring Stock Grants and Stock Option Gains	3-1

ACCOUNTS		4-1
4.01	Accounts	4-1
4.02	Elective Deferral Amounts	4-2
4.03	Matching Employer Amounts	4-3
4.04	Other Employer Amounts	4-3
4.05	Stock Option Gains	4-4
4.06	Stock Grant Account	4-4
4.07	Investment Credits	4-4

DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS		5-1
5.01	In General	5-1
5.02	Time and Method of Distribution	5-1
5.03	Unscheduled Withdrawals	5-2
5.04	Committee Decision	5-3
5.05	Payments After Participant’s Death or Disability	5-3
5.06	Designation of Beneficiaries	5-3
5.07	Distributions from Stock Grant Account	5-3
5.08	Distributions in Event of Change in Control	5-3
5.09	Withholding	5-4

FINANCING AND UNFUNDED STATUS		6-1
6.01	Costs Borne by the Participating Companies	6-1
6.02	Source of Benefit Payments and Medium of Financing the Plan	6-1
6.03	Unfunded Status	6-1

ADMINISTRATION		7-1
7.01	General Administration	7-1
7.02	Committee Procedures	7-1
7.03	Facility of Payment	7-1
7.04	Indemnification of Committee Members	7-1

AMENDMENT AND TERMINATION OF PLAN		8-1
8.01	Amendment and Termination	8-1

GENERAL PROVISIONS		9-1
9.01	Limitation of Rights	9-1
9.02	No Assignment or Alienation of Benefits	9-1
9.03	Successors	9-1
9.04	Governing Law	9-2

ARTICLE 1

INTRODUCTION

1.01	Establishment and Name of Plan.

Proffitt’s, Inc. established, as of April 1, 1997, an unfunded, deferred compensation plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Participating Companies, entitled the “Proffitt’s, Inc. Supplemental Savings Plan.”

The Plan has been amended from time to time, including a complete amendment and restatement of the Plan effective as of April 12, 1999, pursuant to which the name of the Plan was changed to the “Saks Incorporated Supplemental Savings Plan” to reflect the new name of the sponsor of the Plan.

This document is an amendment and restatement of the Plan and shall be effective as of May 1, 2002. Pursuant to this amendment and restatement, the name of the Plan shall be changed to the “Saks Incorporated Deferred Compensation Plan.”

In addition to making changes to the provisions of the Plan, this document addresses the merger of the Carson Pirie Scott Deferred Compensation Plan into this Plan effective May 1, 2002. Account balances under the Carson Pirie Scott Deferred Compensation Plan as of the end of business on April 30, 2002, shall become the beginning balances under this Plan on May 1, 2002.

In addition, active participants in the Saks Fifth Avenue Supplemental Pension Plan as of April 30, 2002, shall be given the option of converting their monthly accrued benefit under the Saks Fifth Avenue Supplemental Pension Plan into a beginning account balance under this Plan.

1.02	Intent and Status of Plan.

The Plan is intended to be an unfunded plan maintained by the Corporation with the Participating Companies primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (and intended to be within the exemptions therefore in, without limitation, sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA and section 2520.104-23 of the Labor Regulations). The Plan is intended to be “unfunded” for purposes of both ERISA and the Code. The Plan is not intended to be qualified as a qualified plan under section 401(a) of the Code; rather, the Plan is intended to be a “nonqualified” plan.

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ARTICLE 2

DEFINITIONS

Each following word, term and phrase shall have the following respective meanings whenever such word, term or phrase is capitalized and used in any Article of this Plan unless the context clearly indicates otherwise:

2.01	“Basic Compensation” means the portion of a Participant’s Compensation that is paid in the form of base salary.

2.02	“Board” means the Board of Directors of the Corporation.

2.03	“Bonus Compensation” means the portion of a Participant’s Compensation that is paid in the form of a bonus as part of the Participating Company’s annual bonus program. Bonuses paid outside the annual bonus program are not considered to be Bonus Compensation.

2.04	“Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article 8 hereof. If no such Committee has been appointed, then the term Committee shall mean the Corporation.

2.05	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.06	“Compensation” means the cash compensation which is earned and otherwise payable in a given Compensation Deferral Period to a Participant, including any amounts that would be payable as cash compensation except for the Participant’s election to defer such amount under this Plan or a plan under Code section 401(k) or Code section 125.

2.07	“Compensation Deferral Agreement” means the agreement to defer Compensation contemplated by Articles 3 and 4 hereof made by the Participant and the Participating Company.

2.08	“Compensation Deferral Date” means the Effective Date in the initial Plan Year, and January 1 in each calendar year thereafter.

2.09	“Compensation Deferral Period” means the twelve (12) consecutive month period beginning on each January 1 and ending on each following December 31 thereafter (the calendar year).

2.10	“Corporation” means Saks Incorporated, a Tennessee corporation and any business organization or corporation into which Saks Incorporated may be merged or consolidated or by which it may be succeeded.

2.11	“Deferred Compensation Account” means the account established by the Participating Companies pursuant to Article 4 of this Plan for each Participant to which shall be credited (added) the Participant’s Elective Deferral Amounts, Matching Employer Amounts, Other Employer Amounts, Stock Option Gains, and Investment Credits and from which any distributions and in-service withdrawals shall be subtracted. All amounts which are credited to such Deferred Compensation Account are credited solely for computation purposes and are at all times general assets of the Participating Companies and subject to the claims of the general creditors of the Participating Companies.

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2.12	“Disability” means a physical or mental condition of a Participant resulting in:

(a)	evidence that the Participant is deemed by the Social Security Administration to be eligible to receive a Primary Social Security disability benefit, or

(b)	evidence that the Participant is eligible for disability benefits under the long-term disability plan sponsored by a Participating Company, or

(c)	evidence satisfactory to the Committee that the Participant is totally and permanently disabled.

Whether or not a Participant meets any or all of the above conditions will be determined solely and exclusively by the Committee.

2.13	“Distribution Date” means the date the Participant elects to commence distributions from a bucket pursuant to Section 5.02.

2.14	“Effective Date” means April 1, 1997, the date the Plan was established.

The effective date of this amendment and restatement is May 1, 2002, except as otherwise indicated within a specific position.

2.15	“Elective Deferral Amounts” means amounts credited by a Participating Company to a Participant’s Deferred Compensation Account due to the Participant’s election made pursuant to Section 4.02.

2.16	“Employee” means a person, other than an independent contractor, who is receiving remuneration from the Employer for services rendered to, or labor performed for, the Employer (or who would be receiving such remuneration except for an authorized leave of absence).

2.17	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.18	“Investment Credits” means amounts credited by a Participating Company to a Participant’s Deferred Compensation Account or Stock Grant Account pursuant to Section 4.07.

2.19	“Matching Employer Amounts” means amounts credited by a Participating Company to a Participant’s Deferred Compensation Account pursuant to Section 4.03.

2.20	“Other Employer Amounts” means amounts credited by a Participating Company to a Participant’s Deferred Compensation Account pursuant to Section 4.04.

2.21	“Participant” means an eligible Employee participating in the Plan pursuant to the provisions of Article 3 hereof.

2.22	“Participating Company” means the Corporation and any organization which is in the Corporation’s controlled group within the meaning of Code section 1563(a).

2.23	“Plan” means this Saks Incorporated Deferred Compensation Plan as established and set forth herein (together with any and all supplements hereto), and as amended from time to time.

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2.24	“Plan Year” means the twelve (12) consecutive month period being on each January 1 and ending on each following December 31 thereafter (the calendar year).

2.25	“Stock Grant Account” means the account established by the Participating Companies pursuant to Article 4 of this Plan for each Participant to which shall be credited (added) the Participant’s stock grant deferral amounts, as described in Section 4.06 and Investment Credits and from which any distributions and any in-service withdrawals shall be subtracted. All amounts which are credited to such account are credited solely for computation purposes and are at all times general assets of the Participating Companies and subject to the claims of the general creditors of the Participating Companies.

2.26	“Stock Option Gains” means the gains to which a person is entitled due to the exercise of a stock option grant under a stock option program offered by any of the Participating Companies.

2.27	“Valuation Date” means each business day that the applicable trading markets and the Plan’s record keeper are open for business, or such other dates as the Committee, in its discretion, may designate.

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ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.01	Eligibility.

Eligibility to participate in the Plan shall be limited to full-time salaried Employees of the Participating Companies who are in a select group of management or highly compensated Employees and who are designated, from time to time, by the Committee as eligible to participate in the Plan. As of May 1, 2002, the Employees eligible to participate shall be those eligible Employees as described above whose annual base salary on April 30, 2002 from one or more Participating Companies is at least ninety-five thousand dollars ($95,000) or who had an account in the Saks Incorporated Supplemental Savings Plan on April 30, 2002. The Committee shall have the authority to, at any time and from time to time, change the conditions for eligibility within the constraints imposed by the first sentence of this Section 3.01.

An Employee shall be considered eligible to participate in the Plan on the date he is notified that he is eligible to participate.

Notwithstanding the above, Employees who are paid on an hourly basis shall be considered as an excluded class for purposes of the Plan and shall not be eligible to participate in the Plan.

3.02	Participation.

An Employee eligible to participate in the Plan as provided in Section 3.01 hereof who is not a Participant as of April 30, 2002 may elect to become a Participant in the Plan by electing to defer Compensation with respect to any Compensation Deferral Period under Article 4 hereof.

3.03	Termination of Participation for Purposes of Making Deferrals.

Participation in the Plan for purposes of being able to make Elective Deferral Amounts pursuant to Section 4.02 hereof under this Plan shall terminate when a Participant’s employment with the Participating Companies as an Employee terminates, when the Participant transfers to an excluded class of Employees, or when such Participant is no longer designated by the Committee as an Employee eligible to participate in the Plan.

3.04	Special Participation for Purposes of Deferring Stock Grants and Stock Option Gains

Notwithstanding any other provision of the Plan to the contrary, the Committee, in its discretion, may allow an Employee eligible to participate in the Plan to elect to defer special compensation that such Employee may become eligible to receive in the form of a grant of Corporation Stock or Stock Option Gains. Whenever used in this Plan, the term “Corporation Stock” shall mean the common stock of the Corporation.

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ARTICLE 4

ACCOUNTS

4.01	Accounts.

(a)	Deferred Compensation Account. On behalf of Participating Companies, the Committee shall establish and maintain for each Participant or former Participant under the Plan a book reserve account (the Deferred Compensation Account as defined in Section 2.11 hereof) for the purpose of determining deferred compensation payable to the Participant attributable to Elective Deferral Amounts under Section 4.02, Matching Employer Amounts under Section 4.03, Other Employer Amounts under Section 4.04, and Stock Option Gains under Section 4.05. The Committee may establish procedures for accounting for each type of contribution. In addition, a Participant may choose to have anywhere from one to four distribution subaccounts, or “buckets”, under the Deferred Compensation Account, as follows:

(1)	Retirement Bucket—used to account for amounts to be distributed beginning at retirement. A Participant may elect to maintain either zero or one retirement bucket.

(2)	In-service Buckets—used to account for amounts to be distributed at times selected by the Participant, without regard to the Participant’s retirement date. A Participant may elect to maintain zero, one, two or three in-service buckets.

A Participant shall allocate each contribution credit among his available buckets by designating the percentage of the contribution credit that is to apply to each bucket. If no such designation is made by the Participant, the entire amount shall be credited to the Participant’s retirement bucket. Once an amount is credited to a bucket, it cannot later be transferred to a different bucket.

The Committee shall have the authority to establish rules concerning the creation, operation and maintenance of such buckets.

The Committee shall also establish rules for recognizing the amounts attributable to account balances transferred to this Plan due to the merger of the Carson Pirie Scott Deferred Compensation Plan into this Plan effective May 1, 2002. A Participant’s account balance under the Carson Pirie Scott Deferred Compensation Plan as of the end of business on April 30, 2002, including any additional amounts that may have been granted to the Participant in exchange for the elimination of matching contributions, shall become the beginning account balance under the Deferred Compensation Account of this Plan on May 1, 2002.

In addition, the Committee shall establish rules for recognizing amounts attributable to a special election offered to participants in the Saks Fifth Avenue Supplemental Pension Plan. Under this special election, certain active participants in the Saks Fifth Avenue Supplemental Pension Plan as of April 30, 2002, selected by the Committee, shall be given the option of exchanging their monthly accrued benefit under the Saks Fifth Avenue Supplemental Pension Plan for a beginning account balance under the Deferred Compensation Account of this Plan.

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(b)	Stock Grant Account. In addition, if applicable, the Committee shall establish a separate book reserve account (the Stock Grant Account as defined in Section 2.25 hereof) for the purpose of determining deferred compensation payable to the Participant attributable to the deferral of grants of Corporate Stock under Section 4.06. Such account shall be governed by the provisions of this Article 4. The entire Stock Grant Account shall be maintained as a separate in-service bucket. The Stock Grant Account in-service bucket will not count against the limit on the number of in-service buckets allowed for the Deferred Compensation Account.

4.02	Elective Deferral Amounts.

Elective deferral of Compensation by Participants under the Plan is governed by the provisions of this Section. Amounts deferred by a Participant pursuant to this Section shall constitute “Elective Deferral Amounts” for purposes of this Plan and shall be fully vested at all times.

(a)	Compensation Elective Deferrals. The following provisions apply to elective deferral of Compensation by Participants under the Plan.

(1)	Compensation Deferral Elections by Participants. With respect to a Compensation Deferral Period, a Participant may make an election prior to the Compensation Deferral Date on which such Compensation Deferral Period begins to defer a specified percentage of the Basic Compensation and a separate specified percentage of the Bonus Compensation which would otherwise be payable by the Participating Company to the Participant during the Compensation Deferral Period beginning on such Compensation Deferral Date. Any such election shall be made in such manner as is determined by the Committee before such Compensation Deferral Date and may not be revoked, changed or modified for and during the applicable Compensation Deferral Period and the provisions of subsection 4.02(a)(3) hereof shall apply to any such election.

(2)	Compensation Deferral Elections by Certain New Participants. In the case of an Employee who first becomes eligible to participate in the Plan during a Compensation Deferral Period, such an Employee may make an election no later than thirty (30) days following the date such Employee first becomes eligible to participate in the Plan to defer a specified percentage of the Basic Compensation and a separate specified percentage of the Bonus Compensation which would otherwise be earned by such employee and be payable by the Participating Employer after the later of (A) the date the Employee first becomes eligible to participate in the Plan, or (B) the date such election is received by the Committee and during the remainder of the Compensation Deferral Period. Any such election shall be made in such manner as is determined by the Committee no later than thirty (30) days following the date the Employee first becomes eligible to participate in the Plan, and may not be revoked, changed or modified for and during the applicable Compensation Deferral Period, and the provisions of subsection 4.02(a)(3) shall apply to any such election. If such Employee does not make any such election, such Employee may make an election under Section 4.02(a) with respect to the next Compensation Deferral Period (or later Compensation Deferral Periods) pursuant to the applicable provisions.

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(3)	Continuation and Irrevocability of Election. Any election by a Participant pursuant to subsection 4.02(a)(1) or 4.02(a)(2) (and any subsequent election) will continue (and may not be modified, altered, or changed in any way) until the earliest of (A) the Compensation Deferral Period commencing after the date the Participant notifies the Committee (in such manner as is determined by the Committee) to suspend future deferrals of Compensation under the Plan, (B) the Compensation Deferral Period commencing after the date on which the Participant modifies (in such manner as is determined by the Committee) his previous election, (C) the Participant is no longer designated as eligible to participate in the Plan, (D) the Participant terminates employment with the Participating Companies, or (E) the Plan is amended or terminated such that the Plan no longer permits deferrals of Compensation.

(4)	Limitations on Percentage Amounts. A Participant may elect to make a deferral of up to ninety percent (90%) of the Participant’s Basic Compensation and up to one hundred percent (100%) of the Participant’s Bonus Compensation otherwise payable to him.

(5)	Cessation of Deferrals for In-Service Buckets. Deferrals into an in-service bucket must be discontinued at least one full calendar year before the first scheduled distribution from that bucket.

(6)	Special Deferral Elections as of May 1, 2002. Notwithstanding the foregoing, eligible Participants shall make deferral elections prior to May 1 2002, with respect to pay periods beginning on or after May 1, 2002. Such elections shall be made pursuant to rules and procedures established by the Committee.

(b)	Withholding and Crediting of Elective Deferral Amounts. The Participating Company shall withhold the specified percentage amounts deferred by the Participant hereunder from the Compensation which is otherwise payable to the Participant. At the time or times it deems appropriate, the Committee shall credit amounts equal to such withheld amounts to the Participant’s Deferred Compensation Account.

4.03	Matching Employer Amounts.

At the discretion of the Board, an amount equal to a percentage of all or a portion of the amounts deferred by the Participant pursuant to Section 4.02 hereof with respect to such Compensation Deferral Period shall be credited to a Participant’s Deferred Compensation Account in such amount as the Board may in its sole discretion determine. Such matching amounts shall be credited at such time as the Board in its sole discretion may determine, but in any event within a reasonable time after the end of the Plan Year to which they relate. Such amounts (if any) shall constitute “Matching Employer Amounts” for purposes of this Plan. The details for applying the Matching Employer Amounts, such as the allocation formula, the criteria for receiving credit of Matching Employer Amounts (such as basing the credit on long-term incentive goals), and the vesting schedule shall be determined at the time the decision is made to make a matching contribution.

4.04	Other Employer Amounts.

At the discretion of the Board, other amounts (as deferred compensation), if any, may be credited to a Participant’s Deferred Compensation Account in such amount or amounts and at such time or times as the Board may in its sole discretion determine. Any such amounts shall constitute “Other Employer Amounts” for purposes of this Plan.

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4.05	Stock Option Gains.

Deferral of gains from the exercise of stock options by Participants under the Plan is governed by the provisions of this Section. Amounts deferred by a Participant pursuant to this Section shall constitute Stock Option Gains for purposes of this Plan and shall be fully vested at all times.

A Participant who is eligible to defer Stock Option Gains must make an election to defer that gain at least 12 months prior to the date the applicable stock option is exercised. Any such election shall be made in such manner as is determined by the Committee and may not be revoked, changed or modified.

The Committee shall credit amounts equal to such Stock Option Gains to the Participant’s Deferred Compensation Account.

4.06	Stock Grant Account.

Notwithstanding any other provision of the Plan to the contrary, the Committee shall establish and maintain a special Stock Grant Account for each Participant or former Participant who has elected to defer receipt of future grants of Corporation Stock. An Employee who is eligible to defer receipt of a future grant of Corporation Stock may make an election prior to the date that such Employee has met the requirements established by the Corporation for receipt of such grant. Any such election shall be made on a stock grant deferral agreement which is duly executed by the Employee and which is delivered by such Employee to the Committee prior to the date such Employee has met the requirements for receipt of such grant. The deferral period shall be the period ending on the date elected by the Participant. This stock grant deferral election may not be revoked, changed or modified during the deferral period.

4.07	Investment Credits.

(a)	Deferred Compensation Account.

(1)	At the time of an eligible Participant’s initial deferral election or, in the case of a Participant not eligible to make deferral elections, at the time the Participant first becomes a Participant, the Participant shall specify in such form as may be prescribed by the Committee, separately for each bucket, the investment funds in which the bucket’s balance shall be deemed to be invested for purposes of adjusting such balance to reflect income, gains, losses and expenses in accordance with subsection 4.07(a)(2).

(2)	As of each Valuation Date, each bucket in the Participant’s Deferred Compensation Account will be credited with income and gains and charged with losses, expenses and distributions equal to the amount by which the bucket would have been credited or charged since the prior Valuation Date (in the manner described below) had the Participant’s bucket been invested in the investment funds (as defined below) selected by the Participant in accordance with the Participant’s investment election. The adjustments made as of each Valuation Date to the Participant’s bucket shall be made in any manner that the Committee, in its sole discretion, may direct. The “investment funds” shall consist of two or more mutual funds, collective funds or other similar funds or arrangements designated by the Committee, in its sole discretion, for Participant’s investment elections. The Committee may, in its sole discretion, designate additional investment funds or terminate existing investment funds. A Participant shall make investment elections at such times and in such manner as required or allowed by the Committee. The investment election shall designate the portion of the Participant’s

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bucket which is to be treated as invested in each available investment fund. A Participant’s investment election shall remain in effect until the Participant files a change in investment election with the Committee. A Participant may request a change in his investment election with respect to future deferrals and, separately, with respect to existing balances, at any time, with such request to be implemented at such time as the Committee deems appropriate. Investment election change requests shall be made in such manner as prescribed by the Committee. If a Participant fails to make an investment election with respect to a bucket, the Participant’s bucket shall be deemed invested in such default investment fund as the Committee may designate. A Participant’s bucket shall continue to be adjusted under this subsection 4.07(a) until completely distributed in accordance with the terms of the Plan.

(3)	Notwithstanding the foregoing, Participants with Deferred Compensation Accounts in the Saks Incorporated Supplemental Savings Plan as of April 30, 2002, will be given a one-time irrevocable election to have their investment credits determined under a fixed interest process in lieu of the process described in subsections 4.07(a)(1) and 4.07(a)(2) above. This election will apply to such Participant’s entire Deferred Compensation Account including the existing account balance and future contribution amounts. The investment credits for the fixed interest accounts will be determined based on an interest rate set by the Committee each year. The Committee will use the Aa corporate bond rate as a guide, but not as an absolute determinative factor, in setting the interest rate. The initial interest rate, to be applicable from May 1, 2002 through December 31, 2002, will be 7.25%.

(b)	Stock Grant Account.

(1)	Amounts credited to a Participant’s Stock Grant Account shall be valued as if the credits to such account were invested in Corporate Stock. The Stock Grant Account shall be credited with an amount equal to the current market value of the Corporate Stock that was to have been granted to the Participant and that was instead deferred pursuant to the terms of such Participant’s stock grant deferral agreement. The Stock Grant Account shall be further adjusted from time to time to reflect the change in the market value of such stock, including the recognition of any stock splits. Any dividends that would be credited to such Corporate Stock will be credited to such account as if invested in additional shares (or partial shares) of Corporate Stock.

(2)	A Participant with a Stock Grant Account will have a one-time opportunity to change the investment election of his Stock Grant Account. The election shall allow a Participant to change his investment credits from being determined based on Corporate Stock to being determined on the same basis as if it were a separate bucket in his Deferred Compensation Account (either hypothetical funds or fixed interest, whichever is applicable). Once made, this election can never be reversed. If hypothetical funds are applicable, then the Participant must make investment elections with respect to his Stock Grant Account pursuant to the provisions of Section 4.07(a)(2). An election by a Participant to change the investment methodology for his Stock Grant Account will not in any way affect the distribution parameters previously selected by the Participant with respect to his Stock Grant Account.

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ARTICLE 5

DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS

5.01	In General.

The benefits to be paid as deferred compensation are governed by the provisions of this Article 5. A Participant whose employment with the Participating Companies terminates for any reason shall be entitled to distribution of benefits pursuant to this Article, subject to the provisions of Article 7.

5.02	Time and Method of Distribution.

(a)	Elections. The Corporation, on behalf of the Participating Company or Companies, shall distribute or begin to distribute benefits on the Distribution Date(s) based on the payment schedules elected by the Participant. Separate Distribution Date and payment schedule elections shall be made with respect to each bucket established pursuant to Section 4.01. Except as may be provided in subsection (c) below, Distribution Date and payment schedule elections for a bucket shall be made when that bucket is initially established.

(b)	Payments. Benefit payments shall be made in annual installments based on the payment schedule elected by the Participant. If the Participant elects to receive only one installment, the entire balance in the applicable bucket shall be paid in a single lump sum payment.

(1)	For each in-service bucket described in subsections 4.01(a)(2) and 4.01(b), the Participant shall designate the number of installments, from one to ten, and the year in which installments are to commence.

(2)	For the retirement bucket described in subsection 4.01(a)(1), the Participant shall designate the number of installments, from one to fifteen. In addition, the Participant shall elect whether installments are to commence:

(A) as soon as possible after retirement, or

(B) after the end of the calendar year during which retirement occurs.

If a Participant fails to make an election between (A) and (B), he will be deemed to have elected the commencement date under (A) above. Notwithstanding the foregoing, the Committee shall have the authority to impose option (B) if the Participant’s retirement date occurs in the last three months of the calendar year.

Scheduled distributions, other than the initial distribution pursuant to (A) above, shall be made as soon as possible after January 31 of the scheduled year, based on the account value as of the last business day in that January.

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(c)	Exceptions and Special Rules. Notwithstanding the foregoing, the following exceptions and special rules shall apply:

(1)	Second Look Election. The Participant shall have, with respect to each bucket, a one-time opportunity to change the Distribution Date and payment schedule applicable to that bucket. Such second look election with respect to a bucket may be made at any time, except that it must be made at least one full calendar year before the first scheduled payment for that bucket.

(2)	Forced Lump Sum for Termination Prior to Retirement. If a Participant terminates employment with the Participating Companies for any reason prior to qualifying for early retirement or normal retirement, the Participant’s vested accounts shall be paid in a lump sum as soon as administratively feasible after the termination date. This provision shall override any Distribution Date or payment schedule elections made by the Participant. If the Participant terminates employment, for reasons other than death or disability, after qualifying for early retirement or normal retirement, then all payment schedules, whether for retirement or in-service buckets, shall be honored. A Participant qualifies for early retirement by (A) having both attained age 55 while actively employed by one or more of the Participating Companies and completed 5 years of service with the Participating Companies, or (B) meeting such other criteria as the Committee may set on a case-by-case basis. A Participant qualifies for normal retirement by having attained age 65 while actively employed by one or more of the Participating Companies.

(3)	Special Lump Sum Election for 50% Reduction in Pay. At the time of initial enrollment, or prior to May 1, 2002 for Participants as of May 1, 2002, a Participant shall be permitted to make an irrevocable election to receive an automatic lump sum payout of all of his vested buckets if his base salary is reduced by 50% or more. The payment shall occur as soon as administratively feasible after the reduction in salary occurs.

(4)	Committee Rules and Procedures. Notwithstanding the above, the Committee may establish such rules and procedures as it deems appropriate regarding distributions from the Plan, including but not limited to the establishment of a minimum amount for annual installment payments and forced lump sum payout of a Participant’s remaining vested balance if an installment payment reduces the vested balance below a stipulated level.

5.03	Unscheduled Withdrawals.

A Participant may, at his option and at any time, make one or more unscheduled withdrawals from his vested accounts by request to the Committee in such form as the Committee may require. Provided, however, that a Participant who makes such an unscheduled withdrawal shall incur a penalty equal to ten percent (10%) of the amount withdrawn, which penalty shall be forfeited from the account of the Participant, notwithstanding the fact that the account may be vested. A Participant who takes an unscheduled withdrawal may designate the bucket from which the withdrawal shall be taken.

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5.04	Committee Decision.

Any decision to be made by the Committee under this Article 5 with respect to the distribution of benefits with respect to a Participant or former Participant under this Plan shall be made by the Committee, but such Participant shall exclude himself therefrom for purposes of those decisions if such Participant is a member of the Committee.

5.05	Payments After Participant’s Death or Disability.

If the Participant dies before his benefit under the Plan has been distributed to him, then the deferred compensation benefits otherwise payable with respect to such Participant under the Plan shall be paid in a lump sum to the beneficiary or beneficiaries designated by the Participant as soon as administratively possible after the Participant’s death.

If the Participant becomes Disabled before his benefit under the Plan has been distributed to him, then the deferred compensation benefits otherwise payable with respect to such Participant under the Plan shall be paid in a lump sum to the Participant as soon as administratively possible after the Committee determines that the Participant meets the conditions stipulated in Section 2.12 hereof regarding Disability.

5.06	Designation of Beneficiaries.

The Participant may designate in such manner as is required by the Committee primary and contingent beneficiaries to receive any deferred compensation benefit payments which may be payable hereunder following the Participant’s death and the proportions in which such beneficiaries are to receive such payments. The Participant may change such designation from time to time and the last designation delivered to the Committee prior to the Participant’s death will control. If the Participant fails to specifically designate such a beneficiary, or if no designated beneficiary survives the Participant, or if all designated beneficiaries who survive the Participant die before all payments are made, then the remaining payments shall be made to the Participant’s surviving spouse if such spouse is then living; if such spouse is not living, then to the executors or administrators of the estate of the Participant. The Committee may determine the identity of such persons and shall incur no responsibility by reason of the payment of such interest in accordance with any such determination made in good faith.

5.07	Distributions from Stock Grant Account.

Distributions from the Participant’s Stock Grant Account shall be in the form of cash. Notwithstanding the foregoing, the Participant may elect to have distributions from his Stock Grant Account be made in the form of shares of Corporation Stock, provided that an amount equal to any partial shares shall be distributed in cash.

5.08	Distributions in Event of Change in Control.

In the event of a Change in Control Event (as defined herein), vested benefits of Participants shall be paid as soon as administratively feasible after the Change in Control Event, rather than as otherwise provided in this Article 5. Notwithstanding the foregoing, any Participant who has elected as provided herein to have his or her vested benefits paid without regard to this Change in Control provision shall have his or her vested accounts maintained in the Plan and paid as otherwise provided in this Article 5. Any such election must be in writing and must be made at least sixty (60) days prior to the Change in Control Event.

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A Participant who has made an election pursuant to the preceding paragraph may later rescind such election, provided such election to rescind is in writing and is made at least sixty (60) days prior to the Change in Control Event.

For purposes of this Section, a Change in Control Event shall mean the occurrence of any of the following:

(a)	Any person or entity, including a “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Corporation, a subsidiary of the Corporation, or any employee benefit plan of the Corporation or its subsidiaries, becomes the beneficial owner of the Corporation’s securities having 25 percent or more of the combined voting power of the then outstanding securities of the Corporation that may be cast for the election for directors of the Corporation (other than as a result of an issuance of securities initiated by the Corporation in the ordinary course of business); or

(b)	As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Corporation or any successor corporation or entity entitled to vote generally in the election of directors of the Corporation or such other corporation or entity after such transaction, are held in the aggregate by holders of the Corporation’s securities entitled to vote generally in the election of directors of the corporation immediately prior to such transactions; or

(c)	During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s stockholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period.

5.09	Withholding.

If, at the time of distribution, the Participant does not tender to the Corporation an amount equal to the amount required to be withheld for income taxes due as a result of the distribution, then the Participant shall be deemed to have authorized the Corporation to withhold enough of the distribution to pay such tax withholding amount.

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ARTICLE 6

FINANCING AND UNFUNDED STATUS

6.01	Costs Borne by the Participating Companies.

The costs of the Plan shall be borne by the Participating Companies or, at the election of the Committee, by the trust if one is created pursuant to Section 6.02 hereof.

6.02	Source of Benefit Payments and Medium of Financing the Plan.

Benefits payable under the Plan to any Participant shall be paid directly by the Participating Company which employs the Participant. The Participating Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Participating Company may, in the discretion of the Committee, make investments in the funds designated by the Committee as investment funds in amounts equal or unequal to Participants’ Deferred Compensation Accounts hereunder, the Participating Company shall not be under any obligation to make such investments and any such investment shall remain an asset of the Participating Company subject to the claims of its general creditors. Notwithstanding the foregoing, the Corporation, in the discretion of the Committee, may maintain one or more grantor trusts (“trust”) to hold assets to be used for payment of benefits under the Plan. The assets of the trust with respect to benefits payable to the employees of each Participating Company shall remain the assets of such Participating Company subject to the claims of its general creditors. Any payments by a trust of benefits provided to a Participant under the Plan shall be considered payment by the Participating Company and shall discharge the Participating Company of any further liability under the Plan for such payments.

6.03	Unfunded Status.

This Plan is intended to be unfunded for purposes of both ERISA and the Code.

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ARTICLE 7

ADMINISTRATION

7.01	General Administration.

The Board or its designee shall appoint a Committee consisting of not less than three (3) persons to administer the Plan. Any member of the Committee may at any time be removed, with or without cause, and his successor appointed by the Chief Executive Officer of the Corporation or his designee, and any vacancy caused by death, resignation or other reason shall be filled by the Chief Executive Officer of the Corporation or his designee. The Committee shall be the plan administrator of the Plan and in general shall be responsible for the management and administration of the Plan. The Committee shall have full power to administer the Plan in all of its details (including establishing claims procedures and other rules), subject to applicable requirements of law. No member of the Committee who is an employee of the Participating Companies shall receive compensation for his services to the Plan. The Committee shall have such duties and powers as may be necessary to discharge its duties under this Plan.

The fiscal records of the Plan shall be maintained on the basis of the Plan Year.

7.02	Committee Procedures.

The Committee may act at a meeting or in writing without a meeting. The Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs. All decisions shall be made by majority vote. No member of the Committee who is at any time a Participant in this Plan shall vote in a decision of the Committee (whether in a meeting or by written action) made specifically and uniquely with respect to such member of the Committee or amount, payment, timing, form or other aspect of the benefits of such Committee member under this Plan.

7.03	Facility of Payment.

Whenever, in the Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Committee may direct the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge to the Committee and the Participating Companies of any liability for the making of such payment under the provisions of the Plan.

7.04	Indemnification of Committee Members.

The Participating Companies shall indemnify and hold harmless each member of the Committee against any and all liability, claims, damages and expense (including all expenses reasonably incurred in his defense in the event that the Participating Companies fail to provide such defense upon his written request) which the Committee member may incur while acting in good faith in the administration of the Plan.

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ARTICLE 8

AMENDMENT AND TERMINATION OF PLAN

8.01	Amendment and Termination.

The Board may amend or terminate the Plan (without the consent of any Participant, former Participant or beneficiary) at any time, provided that such amendment does not decrease or divest any then Participant or former Participant of the amounts in his Deferred Compensation Account as of the date of amendment.

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ARTICLE 9

GENERAL PROVISIONS

9.01	Limitation of Rights.

Neither the establishment of this Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Employee, Participant, beneficiary, or other person any legal or equitable right against the Participating Companies, except as provided herein. Neither the establishment of this Plan nor any amendment thereof, nor the payment of benefits, nor any action taken with respect to this Plan shall confer upon any person the right to be continued in the employment of the Participating Companies or Subsidiaries.

9.02	No Assignment or Alienation of Benefits.

The rights of a Participant, former Participant, beneficiary or any other person to payment of benefits under this Plan shall not be assigned, transferred, anticipated, conveyed, pledged or encumbered except by will or the laws of descent or distribution; nor shall any such right be in any manner subject to levy, attachment, execution, garnishment or any other seizure under legal, equitable or other process for payment of any debts, judgments, alimony, or separate maintenance, or reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise. Provided, however, that a Participant shall have the right to designate in accordance with the provisions of Section 5.06 hereof primary and contingent beneficiaries to receive benefit payments subsequent to the death of the Participant.

9.03	Successors.

The provisions of this Plan shall be binding upon and inure to the benefit of the Corporation, its successors, and assigns, and each Participant and his heirs, executors, administrators and legal representatives. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the assets of the Corporation, and successors of any such corporation or other business entity.

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9.04	Governing Law.

Except to the extent Federal law is controlling, the provisions of this Plan shall be interpreted and construed according to the laws of the State of Tennessee to the extent not preempted by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Plan to be duly executed for and on behalf of the Corporation by its duly authorized officers on this the          day of                         , 2002.

SAKS INCORPORATED

By:

Title:

ATTEST:

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